Exhibit 10.31

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, effective as of January 1, 2009, by and between Sohu.com Inc., a Delaware corporation, and Charles Zhang, an individual (the “Employee”).

1. Definitions. Capitalized terms used herein and not otherwise defined in the text below will have the meanings ascribed thereto on Annex 1.

2. Employment; Duties.

(a) The Company agrees to employ the Employee in the capacity and with such responsibilities as are generally set forth on Annex 2.

(b) The Employee hereby agrees to devote his or her full time and best efforts in such capacities as are set forth on Annex 2 on the terms and conditions set forth herein. Notwithstanding the foregoing, the Employee may engage in other activities, such as activities involving professional, charitable, educational, religious and similar types of organizations, provided that the Employee complies with the Employee Non-competition, Non-solicitation, Confidential Information and Work Product Agreement attached hereto as Annex 3 (the “Employee Obligations Agreement”) and such other activities do not interfere with or prohibit the performance of the Employee’s duties under this Agreement, or conflict in any material way with the business of the Company or of its subsidiaries and affiliates.

(c) The Employee will use best efforts during the Term to ensure that the Company’s business and those of its subsidiaries and affiliates are conducted in accordance with all applicable laws and regulations of all jurisdictions in which such businesses are conducted.

3. Compensation.

(a) Base Annual Income. During the Term, the Company will pay the Employee an annual base salary as set forth on Annex 2, payable monthly pursuant to the Company’s normal payroll practices.

(b) Discretionary Bonus. During the Term, the Company, in its sole discretion, may award to the Employee an annual bonus based on the Employee’s performance and other factors deemed relevant by the Company’s Board of Directors.

(c) Stock Options. The Employee will be eligible to participate in any stock option or other incentive programs available to officers or employees of the Company.

(d) Reimbursement of Expenses. The Company will reimburse the Employee for reasonable expenses incurred by the Employee in the course of, and necessary in connection with, the performance by the Employee of his duties to the Company, provided that such expenses are substantiated in accordance with the Company’s policies.

4. Other Employee Benefits.

(a) Vacation; Sick Leave. The Employee will be entitled to such number of weeks of paid vacation each year as are set forth on Annex 2, the taking of which must be in accordance with the Company’s standard vacation policy. Unless otherwise approved by the Company’s Board of Directors, vacation that is not used in a particular year may only be carried forward to subsequent years in accordance with the Company’s policies in effect from time to time. The Employee will be eligible for sick leave in accordance with the Company’s policies in effect from time to time.

(b) Healthcare Plan. The Company will arrange for membership in the Company’s group healthcare plan for the Employee, the Employee’s spouse and the Employee’s children under 18 years old, in accordance with the Company’s standard policies from time to time with respect to health insurance and in accordance with the rules established for individual participation in such plan and under applicable law.

(c) Life and Disability Insurance. The Company will provide term life and disability insurance payable to the Employee, in each case in an amount up to a maximum of one times the Employee’s base salary in effect from time to time, provided however, that such amount will be reduced by the amount of any life insurance or death or disability benefit coverage, as applicable, that is provided to the Employee under any other benefit plans or arrangements of the Company. Such policies will be in accordance with the Company’s standard policies from time to time with respect to such insurance and the rules established for individual participation in such plans and under applicable law.

(d) Other Benefits. Pursuant to the Company’s policies in effect from time to time and the applicable plan rules, the Employee will be eligible to participate in the other employee benefit plans of general application, which may include, without limitation, housing allowance or reimbursement, tuition fees for the Employee’s children at an international level school and tax equalization and which, in any event, shall include the benefits at the levels set forth on Annex 2.

5. Certain Representations, Warranties and Covenants of the Employee.

(a) Related Company Positions. The Employee agrees that the Employee and members of the Employee’s immediate family will not have any financial interest directly or indirectly (including through any entity in which the Employee or any member of the Employee’s immediate family has a position or financial interest) in any transactions with the Company or any subsidiaries or affiliates thereof unless all such transactions, prior to being entered into, have been disclosed to the Board of Directors and approved by a majority of the independent members of the Board of Directors and comply with all other Company policies and applicable law as may be in effect from time to time. The Employee also agrees that he or she will inform the Board of Directors of the Company of any transactions involving the Company or any of its subsidiaries or affiliates in which senior officers, including but not limited to the Employee, or their immediate family members have a financial interest.

(b) Discounts, Rebates or Commissions. Unless expressly permitted by written policies and procedures of the Company in effect from time to time that may be applicable to the Employee, neither the Employee nor any immediate family member will be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods or services effected or other business transacted (whether or not by the Employee) by or on behalf of the Company or any of its subsidiaries or affiliates, and if the Employee or any immediate family member (or any firm or company in which the Employee or any immediate family member is interested) obtains any such discount, rebate or commission, the Employee will pay to the Company an amount equal to the amount so received (or the proportionate amount received by any such firm or company to the extent of the Employee’s or family member’s interest therein).

6. Term; Termination.

(a) Unless sooner terminated pursuant to the provisions of this Section 6, the term of this Agreement (the “Term”) will commence on the date hereof and end on December 31, 2011.

(b) Voluntary Termination by the Employee. Notwithstanding anything herein to the contrary, the Employee may voluntarily Terminate this Agreement by providing the Company with ninety (90) days’ advance written notice (“Voluntary Termination”), in which case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate as of the date of Termination, other than any continuation required by applicable law. Without limiting the foregoing, if, in connection with a Change in Control, the surviving entity or successor to Sohu’s business offers the Employee employment on substantially equivalent terms to those set forth in this Agreement and such offer is not accepted by the Employee, the refusal by the Employee to accept such offer and the subsequent termination of the Employee’s employment by the Company shall be deemed to be a voluntary termination of employment by the Employee and shall not be treated as a termination by the Company without Cause.

(c) Termination by the Company for Cause. Notwithstanding anything herein to the contrary, the Company may Terminate this Agreement for Cause by written notice to the Employee, effective immediately upon the delivery of such notice. In such case, the Employee will not be entitled to receive payment of any severance benefits or other amounts by reason of the Termination other than accrued salary and vacation through the date of the Termination. The Employee’s right to all other benefits will terminate, other than any continuation required by applicable law.

(d) Termination by the Employee with Good Reason or Termination by the Company without Cause. Notwithstanding anything herein to the contrary, the Employee may Terminate this Agreement for Good Reason, and the Company may Terminate this Agreement without Cause, in either case upon thirty (30) days’ advance written notice by the party Terminating this Agreement to the other party and the Termination shall be effective as of the expiration of such thirty (30) day period. If the Employee Terminates with Good Reason or the Company Terminates without Cause, the Employee will be entitled to continue to receive payment of severance benefits equal to the Employee’s monthly base salary in effect on the date of Termination for the shorter of (i) six (6) months and (ii) the remainder of the Term of this Agreement (the “Severance Period”), provided that the Employee complies with the Employee Obligations Agreement during the Severance Period and executes a release agreement in the form requested by the Company at the time of such Termination that releases the Company from any and all claims arising from or related to the employment relationship and/or such Termination. Such payments will be made ratably over the Severance Period according to the Company’s standard payroll schedule. The Employee will also receive payment of the bonus for the remainder of the year of the Termination, but only to the extent that the bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s, Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees. Health insurance benefits with the same coverage provided to the Employee prior to the Termination (e.g., medical, dental, optical, mental health) and in all other material respects comparable to those in place immediately prior to the Termination will be provided at the Company’s expense during the Severance Period. The Company will also continue to carry the Employee on its Directors and Officers insurance policy for six (6) years following the Date of Termination at the Company’s expense with respect to insurable events which occurred during the Employee’s term as a director or officer of the Company, with such coverage being at least comparable to that in effect immediately prior to the Termination Date; provided, however, that (i) such terms, conditions and exceptions will not be, in the aggregate, materially less favorable to the Employee than those in effect on the Termination Date and (ii) if the aggregate annual premiums for such insurance at any time during such period exceed two hundred percent (200%) of the per annum rate of premium currently paid by the Company for such insurance, then the Company will provide the maximum coverage that is then available at an annual premium equal to two hundred percent (200%) of such rate.

(e) Termination by Reason of Death or Disability. A Termination of the Employee’s employment by reason of death or Disability shall not be deemed to be a Termination by the Company (for or without Cause) or by the Employee (for or without Good Reason). In the event that the Employee’s employment with the Company Terminates as a result of the Employee’s death or Disability, the Employee or the Employee’s estate or representative, as applicable, will receive all accrued salary and accrued vacation as of the date of the Employee’s death or Disability and any other benefits payable under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of death or Disability and in accordance with applicable law. In addition, the Employee or the Employee’s estate or representative, as applicable, will receive the bonus for the year in which the death or Disability occurs to the extent that a bonus would have been earned had the Employee continued in employment through the end of such year, as determined in good faith by the Company’s Board of Directors or its Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, but only to the extent that bonuses are paid for such fiscal year to other similarly situated employees.

(f) Misconduct After Termination of Employment. Notwithstanding the foregoing or anything herein the contrary, if the Employee after the termination of his employment violates or fails to fully comply with the Employee Obligations Agreement, thereafter (1) the Employee shall not be entitled to any payments from the Company, (2) any insurance or other benefits that have continued shall terminate immediately, (3) the Employee shall promptly reimburse to the Company all amounts that have been paid to the Employee pursuant to this Section 6; and (4) if the Employee would not, in the absence of such violation or failure to comply, have been entitled to severance payments from the Company equal to at least six (6) months’ base salary, pay to the Company an amount equal to the difference between six (6) months’ base salary and the amount of severance pay measured by base salary reimbursed to the Company by the Employee pursuant to clause 3 of this sentence.

7. Option-Related Provisions.

(a) Termination by the Company Without Cause after a Change in Control. If Company Terminates this Agreement without Cause within twelve (12) months following a Change in Control, the vesting and exercisability of each of the Employee’s outstanding stock options or other stock-based incentive awards (“Awards”) will accelerate such that the Award will become fully vested and exercisable upon the effectiveness of the Termination, and any repurchase right of the Company with respect to shares of stock issued upon exercise of the Award will completely lapse, in each case subject to paragraph (c) below (“Forfeiture of Options for Misconduct”).

(b) Termination other than by the Company Without Cause after a Change in Control. If the Employee’s employment with the Company Terminates for any reason, unless the Company Terminates this Agreement without Cause within twelve (12) months following a Change in Control, the vesting and exercisability of each of the Employee’s outstanding Awards shall cease upon the effectiveness of the Termination, such that any unvested Award shall be cancelled.

(c) Forfeiture of Options for Misconduct. If the Employee fails to comply with the terms of this Agreement, the Employee Obligations Agreement, or the written policies and procedures of the Company, as the same may be amended from time to time, or acts against the specific instructions of the Board of Directors of the Company or if this Agreement is terminated by the Company for Cause (each a “Penalty Breach”), the Employee will forfeit any Awards that have been granted to him or to which the Employee may be entitled, whether the same are then vested or not, and the same shall thereafter not be exercisable at all, and all shares of common stock of the Company, if any, purchased by the Employee pursuant to the exercise of Awards and still then owned by the Employee may be repurchased by the Company, at its sole discretion, at the price paid by the Employee for such shares of common stock. The terms of all outstanding option grants are hereby amended to conform with this provision.

8. Employee Obligations Agreement. By signing this Agreement, the Employee hereby agrees to execute and deliver to the Company the Employee Obligations Agreement, and such execution and delivery shall be a condition to the Employee’s entitlement to his rights under this Agreement.

9. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York if the Employee is not a citizen of the People’s Republic of China (the “PRC”), and in accordance with the laws of the PRC if the Employee is a citizen of the PRC, in each case exclusive of such jurisdiction’s principles of conflicts of law. If, under the applicable law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion will not affect the force, effect and validity of the remaining portion hereof. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Agreement (the “Arbitration Rules”), (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be one arbitrator, selected in accordance with the Arbitration Rules. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

10. Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing and express mail or courier delivery or in person delivery, but excluding ordinary mail delivery) and will be given to the address stated below:

(a)	if to the Employee, to the address or facsimile number that is on file with the Company from time to time, as may be updated by the Employee;

(b)	if to the Company:

Sohu.com Inc.

Level 15, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road

Haidian District

Beijing 100084

People’s Republic of China

Attention: Carol Yu

                 Chief Financial Officer

fax: (86-10) 62702155

with a copy to:

Goulston & Storrs

400 Atlantic Avenue

Boston, MA 02110

Attention: Timothy B. Bancroft

fax: (617) 574-4112

or to such other address or facsimile number as either party may hereafter specify for the purpose by written notice to the other party in the manner provided in this Section 10. All such notices, requests and other communications will be deemed received: (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section 10 if confirmation of receipt is received; (ii) if given by express mail or courier delivery, five (5) days after sent; and (iii) if given in person, when delivered.

11. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Employee relating to the subject matter hereof and supersedes and cancels all prior and contemporaneous written and oral agreements and understandings with respect to the subject matter of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(b) Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless modification, waiver or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by its Board of Directors. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Successors; Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the Employee, the Employee’s heirs, executors, administrators and beneficiaries, and the Company and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise), subject to the terms and conditions set forth herein.

(d) Withholding Taxes. All amounts payable to the Employee under this Agreement will be subject to applicable withholding of income, wage and other taxes to the extent required by applicable law.

(e) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(f) Language. This Agreement is written in the English language only. The English language also will be the controlling language for all future communications between the parties hereto concerning this Agreement.

(g) Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 8, 2009 and effective January 1, 2009.

Signature of Employee:	Sohu.com Inc.

/s/ Charles Zhang	By:	/s/ Carol Yu
Printed name of employee: Charles Zhang		Name: Carol Yu Title: Chief Financial Officer